Simmons Company
Reports First Quarter Results

Net Sales Rise 13.4% Driven by Domestic Unit Volume Increases
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ATLANTA, May 15, 2007 - Simmons Company (“Company” or “Simmons”), the indirect parent of Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the first quarter of 2007.

For the first quarter of 2007, net sales increased to $267.4 million compared to $235.9 million for the same period last year, a 13.4% improvement. Net sales in the 2006 first quarter included $18.9 million in sales from Simmons’ former retail operation, Sleep Country USA, which was sold in August 2006. Excluding the 2006 first quarter sales impact of the Company’s former retail business, Simmons’ net sales increased $50.5 million, or 23.3%, driven by domestic sales growth of 9.8% and the addition of $29.4 million of sales from the Company’s Canadian operations, which were acquired in November 2006. Simmons’ domestic sales growth was primarily attributable to an increase in conventional bedding units sold of 11.2%, or $26.4 million, compared to the same period last year, partially offset by a decrease in conventional bedding average unit selling price of 3.1%, or $8.1 million. Gross profit for the first quarter of 2007 increased to $108.2 million, or 40.5% of net sales, from $99.4 million, or 42.2% of net sales, for the same period of 2006.

For the first quarter of 2007, operating income was $25.2 million, or 9.4% of net sales, compared to $29.4 million, or 12.5% of net sales, for the same period last year. The financial results for the quarter included approximately $11 million in costs related to the roll out of the Company’s 2007 Beautyrest® product line. Net income was $4.4 million for the first quarter of 2007 compared to $6.4 million for the same period of the prior year. For the first quarter of 2007, Adjusted EBITDA (see the Supplemental Information to this press release) was $36.1 million, or 13.5% of net sales, compared to $39.0 million, or 16.5% of net sales, during the same period last year. As of March 31, 2007, Simmons’ working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 2.3% compared to 2.0% a year ago.

Simmons’ Chairman and Chief Executive Officer, Charlie Eitel, said “The strong sales momentum we had in 2006 continued into the first quarter of 2007, resulting in a new first quarter sales record for Simmons. The roll out of our new 2007 Beautyrest® product line, which is being well received by dealers and consumers alike, commenced in our first quarter and will be completed by early June.”

The Company will webcast its first quarter 2007 financial results via a conference call on Wednesday, May 16, 2007, beginning at 11:00 a.m. Eastern Time. The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through May 30, 2007.

About Simmons Company

Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest BlackTM, BackCare®, Natural CareTM Latex, BackCare Kids® and Deep Sleep®. Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties. Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this call.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  These factors include, but are not limited to: (i) competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of our new products and the future costs to roll out such products; (iv) our relationships with and viability of our major suppliers; (v) fluctuations in our costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (viii) an increase in our return rates and warranty claims; (ix) our labor relations; (x) departure of our key personnel; (xi) encroachments on our intellectual property; (xii) our product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) compliance with covenants in our debt agreements; (xvi) our future acquisitions; (xvii) our ability to successfully integrate Simmons Canada into our operations; (xviii) our ability to achieve the expected benefits from any personnel realignments; and (xix) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended

	March 31,	April 1,
	2007	2006

Net sales	$267,406	$235,867
Cost of products sold	159,215	136,439
Gross profit	108,191	99,428

Operating expenses:
Selling, general and administrative expenses	84,708	70,906
Amortization of intangibles	1,479	1,417
Licensing fees	(3,193)	(2,288)
Total operating expenses	82,994	70,035
Operating income	25,197	29,393
Interest expense, net	18,389	19,176
Income before income taxes	6,808	10,217
Income tax expense	2,395	3,784
Net income	$4,413	$6,433

Adjusted EBITDA (a)	$36,101	$38,950

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$10,973	$20,784
Accounts receivable, net	107,853	92,035
Inventories	32,258	26,718
Other current assets	24,778	22,559
Total current assets	175,862	162,096

Property, plant and equipment, net	74,481	73,185
Goodwill, net	526,997	512,818
Intangible assets, net	591,979	592,802
Other assets	37,540	32,753
Total assets	$1,406,859	$1,373,654

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$778	$778
Accounts payable and accrued liabilities	141,684	134,912
Total current liabilities	142,462	135,690

Long-term debt	900,941	896,001
Deferred income taxes	181,238	177,692
Other non-current liabilities	29,325	14,410
Total liabilities	1,253,966	1,223,793

Stockholder's equity	152,893	149,861
Total liabilities and stockholder's equity	$1,406,859	$1,373,654

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
(Notes to Condensed Historical Financial Data - continued)

a)  Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude interest expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and other unusual or non-recurring charges or credits. In addition, Adjusted EBITDA, expenses, reorganization costs, and other unusual or non-recurring charges or credits. In addition, Adjusted EBITDA, as defined, includes the pro forma effect of business acquisitions and dispositions including synergies.  Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance.  EBITDA does not represent net income or cash flow from operations as those items are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income to Adjusted EBITDA:

	Quarters Ended

	March 31, 2007	April 1, 2007

Net income	$4,413	$6,433
Interest expense	18,756	19,260
Income tax expense	2,395	3,784
Depreciation and amortization	7,348	7,281

EBITDA	32,912	36,758

Reorganization expense including management severance	620	1,467
Management fees	465	420
Conversion costs associated with meeting new flammability standard	913	-
Transaction related expenditures	585	-
Other	606	305

Adjusted EBITDA	$36,101	$38,950

b) Working capital computation (current assets less current liabilities, excluding cash and current maturities of long-term debt):

	March 31, 2007	April 1, 2006

Current assets	$175,862	$152,113

Less:
Cash and equivalents	(10,973)	(21,388)
Total current assets	164,889	130,725

Current liabilities	142,462	113,254

Less:
Current maturities of long-term debt	(778)	(413)
Total current liabilities	141,684	112,841

Working capital	$23,205	$17,884